Exhibit 10.1
Precision BioSciences, Inc.

Non-Employee Director Compensation Program

Non-employee members of the board of directors (the “Board”) of Precision BioSciences, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program, as amended from time to time (this “Program”). The cash compensation described in this Program shall be paid automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash compensation, unless such Non-Employee Director declines the receipt of such cash compensation by written notice to the Company. The equity compensation described in this Program shall be subject to further approval by the Board. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director.
Cash Compensation
The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

|US-DOCS\173754002.1||

Exhibit 10.1

Position	Amount
Base Board Fee (Non-Chair)	$40,000
Base Board Fee (Chair of the Board)	$72,500
Chair of Audit Committee	$15,000
Chair of Compensation Committee	$12,250
Chair of Science & Technology Committee	$12,250
Chair of Nominating and Corporate Governance Committee	$8,250
Member of Audit Committee (non-Chair)	$7,500
Member of Compensation Committee (non-Chair)	$6,000
Member of Science & Technology Committee (non-Chair)	$6,000
Member of Nominating and Corporate Governance Committee (non-Chair)	$4,500

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves; provided that, the Chair of the Board shall be eligible to receive the Base Board Fee for Chair of the Board as set forth in the table above, and shall not also receive the Base Board Fee for non-Chair members of the Board. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation
Each Non-Employee Director shall be granted the equity awards described below; provided that, from time to time, the Board may determine to adjust the terms of such equity awards or to grant

|US-DOCS\173754002.1||

Exhibit 10.1
different types of equity awards than those described below without a further amendment or modification to the terms of this Program. Each equity award shall be granted under and subject to the terms and provisions of the Company’s 2019 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board.
    A.    Initial Award. Each Non-Employee Director who is initially elected or appointed to the Board shall be granted, on the date of such initial election or appointment, either (i) an option to purchase the Company’s common stock (each, an “Initial Option”) having an aggregate Grant Date Fair Value (as defined below) in an amount determined by the Board, with any partial shares that result being rounded down to the nearest whole share or (ii) a number of restricted stock units (the “Initial RSUs” and together with the Initial Option, the “Initial Award”) determined by dividing the aggregate value of the Initial RSUs as determined by the Board by the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the date of grant, with any partial shares that result being rounded down to the nearest whole share. No Non-Employee Director shall be granted more than one Initial Award. “Grant Date Fair Value” shall mean, with respect to an Initial Option, the per share fair value of the Initial Option determined as of the Initial Option’s date of grant using the Black-Scholes option pricing model that the Company most recently used in preparing its (audited or unaudited) consolidated financial statements that have been filed with the Securities Exchange Commission (“Financial Statements”) and using as inputs into such model (i) the Fair Market Value of a share of the Company’s common stock on the Initial Option’s date of grant and (ii) such other assumptions as were reported by the Company in the Financial Statements for the most recent period covered by the Financial Statements (and if any such assumptions were reported as a range of values, using the arithmetic mean of the reported values).
    B.    Annual RSUs. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of an annual meeting of the Company’s stockholders (the “Subject Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such Subject Meeting, shall be granted, on the date of such Subject Meeting, unless otherwise determined by the Board, a number of restricted stock units (the “Annual RSUs”) determined by dividing the aggregate value of the Annual RSUs as determined by the Board by the Fair Market Value of a share of the Company’s common stock on the date of grant, with any partial shares that result being rounded down to the nearest whole share. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at a Subject Meeting shall only receive an Initial Award in connection with such election, and shall not receive any Annual RSUs for such Subject Meeting as well.

    C.    Board Approval and Determination of Value. Prior to or contemporaneous with the grant of any Initial Award or Annual RSUs, the Board shall determine the value of such equity award after taking into consideration the 50th percentile of market compensation for non-employee directors of the Company’s peer group and such other factors as the Board considers

|US-DOCS\173754002.1||

Exhibit 10.1
appropriate. Each grant of an Initial Award and Annual RSU award shall be subject to further approval by the Board.

D.    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Annual RSUs.
E.    Terms of Equity Awards Granted to Non-Employee Directors.
        1.     Exercise Price. The per-share exercise price of each Initial Award granted to a Non-Employee Director that is an Initial Option shall equal the Fair Market Value of a share of the Company’s common stock on the date the Initial Option is granted.
        2.    Vesting.
                a.    Initial Awards. Each Initial Award that is an Initial Option shall vest and become exercisable in thirty-six (36) substantially equal monthly installments following the date of grant, such that the Initial Option shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date. Each Initial Award that is an Initial RSU shall vest in twelve (12) substantially equal quarterly installments following the date of grant, such that the Initial RSUs shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.
                b.    Annual RSUs. Each award of Annual RSUs shall vest on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of the Subject Meeting, in either case, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.
                c.    Forfeiture of Equity Awards. Unless the Board otherwise determines, any portion of an Initial Award or award of Annual RSUs which is unvested or, as applicable, unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and, as applicable, exercisable. All of a Non-Employee Director’s Initial Award and Annual RSUs shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding or unvested at such time.

|US-DOCS\173754002.1||

Exhibit 10.1
3.    Term. The maximum term of each Initial Award granted to a Non-Employee Director hereunder that is an Initial Option shall be ten (10) years from the date the Initial Option is granted.
Notwithstanding anything in this Program to the contrary, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000 (the “NED Limit”). The NED Limit shall be applied to reduce compensation in the following order: (A) reduction in any Initial Award granted during such year; (B) reduction in any Annual RSUs granted during such year; (C) reduction on a pro-rata basis of any cash or other compensation, payments or benefits that are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and (D) reduction of any cash or other compensation, payments or benefits otherwise payable to the Non-Employee Director on a pro-rata basis or such other manner that complies with Section 409A. The Board may make exceptions to the NED Limit in extraordinary circumstances, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.
Effective Date: September 15, 2026
* * * * *

|US-DOCS\173754002.1||